Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement Form S-8 pertaining to the Hamilton Beach Brands Holding Company Executive Long-Term Equity Incentive Plan (Amended and Restated Effective March 1, 2024) of our reports dated March 6, 2024, with respect to the consolidated financial statements of Hamilton Beach Brands Holding Company and the effectiveness of internal control over financial reporting of Hamilton Beach Brands Holding Company included in its Annual Report (Form 10-K) for the year ended December 31, 2023, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Cleveland, Ohio

May 9, 2024